Exhibit 5.1

Hogan Lovells US LLP 1999 Avenue of the Stars Suite 1400 Los Angeles, CA 90067 T +1 310 785 4600 F +1 310 785 4601 www.hoganlovells.com

November 3, 2011

Board of Directors

Encore Capital Group, Inc.

3111 Camino Del Rio North, Suite 1300

San Diego, California 92108

Ladies and Gentlemen:

We are acting as counsel to Encore Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering of up to 3,971,315 shares of common stock, $0.01 par value per share, all of which shares (the “Secondary Shares”) are to be sold by the selling stockholder named in a prospectus supplement dated November 3, 2011 to a base prospectus dated June 1, 2010 (such documents, collectively, the “Prospectus”) that form part of the effective registration statement on Form S-3, as amended (SEC File No. 333-167074) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. This opinion letter is furnished to you at your request to enable you to fulfil the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed, including, as to certain factual matters, an Officer’s Certificate of the Company executed by J. Brandon Black, dated as of the date hereof, and a Certificate of the Company executed by Robin R. Pruitt, dated as of June 1, 2010. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended and as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Secondary Shares have been duly authorized by all necessary corporate action on the part of the Company and, assuming receipt of the consideration therefor specified in the resolutions of the Board of Directors, are validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus,

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Chicago Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Board of Directors

Encore Capital Group, Inc.

November 3, 2011

and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP